Exhibit 99.1

BeiGene, Ltd.

BeiGene Announces Pricing of Its HK$7.08 billion (US$903 million)
Hong Kong Initial Public Offering and Global Offering

BEIJING, China and CAMBRIDGE, Mass., Aug. 02, 2018 (GLOBE NEWSWIRE) — BeiGene, Ltd. (NASDAQ:BGNE), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced the pricing of its previously announced Hong Kong initial public offering and global offering (the “Offering”) of 65,600,000 ordinary shares, par value $0.0001 per share (the “Shares”), at a public offering price of HK$108.00 per Share.  Based on an assumed exchange rate of HK$7.8478 to US$1.00, the public offering price equates to US$13.76 per Share, or US$178.90 per American Depositary Share (“ADS”).  BeiGene’s ADSs are currently listed on the Nasdaq Global Select Market under the symbol “BGNE” and each ADS represents 13 ordinary shares.

The gross proceeds to BeiGene from the Offering, before deducting underwriting discounts and commissions and other offering expenses, are expected to be approximately HK$7.08 billion, or approximately US$903 million.   In addition, BeiGene has granted the joint global coordinators a 30-day option to purchase up to an additional 9,840,000 Shares at the public offering price, less underwriting discounts and commissions.

BeiGene intends to use proceeds from the Offering for clinical trials, preparation for registration filings, and for the launch and commercialization of its core product candidates (zanubrutinib, tislelizumab, and pamiparib), as well as to fund continued expansion of its product portfolio in cancer and potentially other therapeutic areas, and for working capital, expanding internal capabilities, and general corporate purposes.

The Shares are expected to begin trading on the Main Board of The Stock Exchange of Hong Kong Limited on August 8, 2018 under the stock code “06160.” The Offering is expected to close on the same day, subject to customary closing conditions.

Morgan Stanley & Co. International plc, Goldman Sachs (Asia) L.L.C., Credit Suisse (Hong Kong) Limited and CLSA Limited are acting as joint global coordinators, joint bookrunners and joint lead managers for the Global Offering.  China International Capital Corporation Hong Kong Securities Limited, Deutsche Bank AG, Hong Kong Branch, UBS AG Hong Kong Branch are acting as joint bookrunners and joint lead managers. China Renaissance Securities (Hong Kong) Limited is acting as joint lead manager.

Sales of Shares outside of Hong Kong, initially offered in the United States and sold outside the United States that may be resold from time to time in the United States, are being offered pursuant to an automatically effective shelf registration statement that was previously filed with the U.S. Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement relating to and describing the terms of the Offering was filed with the SEC and is available on the SEC’s website at www.sec.gov. The final prospectus supplement relating to the

Offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to these securities may be obtained for free from the offices of Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, or email:prospectus-ny@ny.email.gs.com; and Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010, or by email at newyork.prospectus@credit-suisse.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About BeiGene

BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 1,300 employees in China, the United States, Australia, and Switzerland, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin—bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azaciditine) in China under a license from Celgene Corporation.(1)

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to BeiGene’s expectations regarding the anticipated trading date and closing date. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks and uncertainties related to completion of the Offering on the anticipated terms or at all, market conditions and the satisfaction of customary closing conditions related to the Offering. More information about the risks and uncertainties faced by BeiGene is contained or incorporated by reference in the preliminary prospectus supplement related to the Offering filed with the SEC. BeiGene disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact	Media Contact
Lucy Li, Ph.D.	Liza Heapes
+1 781-801-1800	+1 857-302-5663
ir@beigene.com	media@beigene.com

(1) ABRAXANE®, REVLIMID®, and VIDAZA® are registered trademarks of Celgene Corporation.